Exhibit 10.6
Amendment to Stewart Enterprises, Inc. Supplemental Executive Retirement Plan
     The Stewart Enterprises, Inc. Supplemental Executive Retirement Plan (the “Plan”) was originally adopted effective April 1, 2002 and was amended effective May 2, 2005 and is hereby further amended effective as of June 17, 2008 ( the “Amendment”) to change the vesting schedule applicable to the supplemental executive retirement benefits to be provided to Thomas J. Crawford, which benefits were previously provided to Mr. Crawford through a Supplemental Executive Retirement Agreement between Stewart Enterprises, Inc. (the “Company”) and Mr. Crawford dated February 20, 2007.
     A new Section 4 shall be added to Article 5 of the Plan to read as follows:
     4. Mr. Crawford’s retirement benefit, commencing at the Annuity Starting Date, shall be a percentage of his Final Average Pay, which shall be calculated according to the following schedule, with pro rata additions for each full two-week pay period in a partial year of service:

Years of Service	% of Final Average Pay
1	4%
2	8%
3	12%
4	16%
5	20%
6	24%
7	28%
8	32%
9	36%
10 or more	40%
     Other conforming changes shall be made to the Plan as a result of the Amendment as well as other changes to the Plan to be finally approved by the Compensation Committee of the Board of Directors of the Company prior to December 31, 2008.
     The Amendment is effective as of the date set forth above.

Date: September 8, 2008

Stewart Enterprises, Inc.

By:	/s/ Thomas M. Kitchen

Thomas M. Kitchen,
Senior Executive Vice President and Chief Financial Officer